Filed pursuant to Rule 424(b)(2)
Registration No. 333-142796

Prospectus Supplement

(To Prospectus dated May 10, 2007)

$2,000,000,000

Oracle Corporation

$1,000,000,000 Floating Rate Notes due May 14, 2009

$1,000,000,000 Floating Rate Notes due May 14, 2010

Interest payable February 14, May 14, August 14 and November 14

Oracle Corporation is offering $1,000,000,000 aggregate principal amount of Floating Rate Notes due May 14, 2009 (the “2009 Notes”) and $1,000,000,000 aggregate principal amount of Floating Rate Notes due May 14, 2010 (the “2010 Notes” and, together with the 2009 Notes, the “Notes”).

The 2009 Notes will bear interest at a floating rate equal to three-month USD LIBOR plus 0.02% per year and the 2010 Notes will bear interest at a floating rate equal to three-month USD LIBOR plus 0.06% per year. Interest will be payable quarterly on February 14, May 14, August 14 and November 14, commencing August 14, 2007. The 2009 Notes will mature on May 14, 2009 and the 2010 Notes will mature on May 14, 2010.

Investing in the notes involves risks. See “ Risk factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount	Proceeds, before expenses, to Oracle
2009 Notes	100.000%	0.050%	99.950%
Total	$1,000,000,000	$500,000	$999,500,000
2010 Notes	100.000%	0.100%	99.900%
Total	$1,000,000,000	$1,000,000	$999,000,000

Interest on the notes will accrue from May 15, 2007 to the date of delivery.

The Notes will not be listed on any securities exchange. Currently there is no public market for the Notes.

The underwriter expects to deliver the notes to purchasers on or about May 15, 2007.

Sole Book-Running Manager

JPMorgan

May 10, 2007

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum aggregate offering price	Amount of registration fee (1)
Floating Rate Notes due May 14, 2009	$1,000,000,000	100.000%	$30,700
Floating Rate Notes due May 14, 2010	$1,000,000,000	100.000%	$30,700

(1)	Calculated in accordance with Rule 475(r) of the Securities Act of 1933.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

S-i

Special note on forward-looking statements

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference in this prospectus supplement include forward-looking statements. Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Oracle claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk factors” beginning on page S-9 of this prospectus supplement. You should understand that the following important factors, in addition to those discussed in the incorporated documents, could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	Economic, political and market conditions could adversely affect our revenue growth and profitability through reductions in IT budgets and expenditures.

•

We may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, unanticipated fluctuations in currency exchange rates, delays in delivery of new products or releases or a decline in our renewal rates for software license updates and product support.

•	We cannot assure market acceptance of new products or new versions of existing products.

•	We have an active acquisition program and our acquisitions may not be successful, may involve unanticipated costs or other integration issues or may disrupt our existing operations.

•	Periodic changes to our pricing model and sales organization could temporarily disrupt operations and cause a decline or delay in sales.

•	Intense competitive forces demand rapid technological advances and frequent new product introductions, and could require us to reduce prices.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference not to occur.

About this prospectus supplement

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, references in this prospectus supplement to “Oracle”, “we,” “us” and “our” or similar terms are to Oracle Corporation and its consolidated subsidiaries.

Summary

Oracle Corporation

We are the world’s largest enterprise software company. We develop, manufacture, market, distribute and service database and middleware software as well as applications software designed to help our customers manage and grow their business operations.

Our goal is to offer customers scalable, reliable, secure and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique needs and allows better ways to access and manage information at a low total cost of ownership. We seek to be an industry leader in each of the specific product categories in which we compete and to expand into new and emerging markets. We have focused on strengthening our market position and enhancing our existing portfolio of products and services as well as acquiring and integrating businesses that we believe will improve our competitive position, expand our customer base, provide greater scale to increase our research and development and accelerate innovation.

Oracle Corporation was incorporated in 2005 as a Delaware corporation and is the successor to operations originally begun in June 1977.

Our principal executive offices are located at 500 Oracle Parkway, Redwood City, California 94065, and our telephone number is (650) 506-7000. We maintain a website at www.oracle.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

The offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuer	Oracle Corporation.

Securities offered	$1,000,000,000 principal amount of Floating Rate Notes due May 14 2009.

$1,000,000,000 principal amount of Floating Rate Notes due May 14, 2010.

Maturity date	May 14, 2009 for the 2009 Notes.

May 14, 2010 for the 2010 Notes.

Interest rates	Floating rate equal to three-month USD LIBOR plus 0.02% for the 2009 Notes.

Floating rate equal to three-month USD LIBOR plus 0.06% for the 2010 Notes.

Interest payment dates	Each February 14, May 14, August 14 and November 14, beginning on August 14, 2007.

Ranking

The Notes will be the senior unsecured obligations of Oracle Corporation and will rank equally with all of its existing and future senior indebtedness. All existing and future liabilities of subsidiaries of Oracle Corporation will be effectively senior to the Notes.

As of February 28, 2007, Oracle had approximately $13.6 billion of total liabilities on a consolidated basis, including $5.7 billion of senior notes and $5 million of capital leases outstanding. Of this amount, subsidiaries of Oracle Corporation had approximately $6.8 billion of liabilities (including trade payables) to which the Notes will be effectively subordinated. In addition, in April 2007, Oracle Corporation issued $1.7 billion of short-term promissory notes (the “Commercial Paper Notes”) under its commercial paper program, which rank pari passu with the Existing Floating Rate Notes and will rank pari passu with the 2009 Notes and 2010 Notes.

Governing law	New York.

Use of proceeds

The proceeds of this offering will be used to fund the redemption of the existing floating rate notes due 2009 (the “Existing Floating Rate Notes”). We intend to use the remaining net proceeds for general corporate purposes, which may include stock repurchases, repayment of other indebtedness (such as our Commercial Paper Notes) and future acquisitions.

Further issuances

Oracle Corporation may create and issue further notes of a series ranking equally and ratably with the applicable series of Notes offered by this prospectus supplement in all respects, so that such further notes of each series will be consolidated and form a single series with the applicable series of Notes offered by this prospectus supplement.

Sinking fund	None.

Optional redemption	Oracle Corporation may not redeem the Notes prior to their maturity.

Trustee and calculation agent	The Bank of New York Trust Company, N.A. is the trustee and calculation agent.

Rating	Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings currently rate Oracle Corporation’s long-term debt A2, A and A, respectively.

Risk factors

You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Special note on forward-looking statements” and “Risk factors” before deciding whether to invest in the Notes.

Summary consolidated financial data

Our summary consolidated financial information presented below as of and for the three years ended May 31, 2006 has been derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the nine months ended February 28, 2007 and February 28, 2006 has been derived from our unaudited condensed consolidated financial statements and includes all adjustments (consisting of normal recurring items) which are, in our opinion, necessary for a fair presentation of our financial position as of such dates and results of operations for such periods. The results of operations for the nine months ended February 28, 2007 are not necessarily indicative of the results for our full fiscal year ending May 31, 2007.

Our summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended May 31, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2006, November 30, 2006 and February 28, 2007, all of which are incorporated by reference herein.

	Nine months ended February 28,		Year ended May 31,
(In millions, except per share data)	2007	2006	2006	2005	2004

	(Unaudited)
Results of operations(1):

Revenues:
New software licenses	$3,401	$2,783	$4,905	$4,091	$3,541
Software license updates and product support	6,056	4,764	6,636	5,330	4,529
Services	2,710	1,982	2,839	2,378	2,086

Total revenues	12,167	9,529	14,380	11,799	10,156

Operating expenses:
Sales and marketing	2,632	2,076	3,177	2,511	2,123
Software license updates and product support	613	514	719	618	547
Cost of services	2,419	1,757	2,516	2,033	1,770
Research and development	1,596	1,335	1,872	1,491	1,254
General and administrative	503	410	555	550	508
Amortization of intangible assets	623	398	583	219	36
Other	88	160	222	355	54

Total operating expenses	8,474	6,650	9,644	7,777	6,292

Operating income	3,693	2,879	4,736	4,022	3,864
Interest expense	(248)	(86)	(169)	(135)	(21)
Non-operating income, net	277	138	243	164	102

Income before provision for income taxes	3,722	2,931	4,810	4,051	3,945
Provision for income taxes	1,052	850	1,429	1,165	1,264

Net income	$2,670	$2,081	$3,381	$2,886	$2,681

Earnings per share—basic	$0.51	$0.40	$0.65	$0.56	$0.51

Earnings per share—diluted	$0.51	$0.40	$0.64	$0.55	$0.50

	February 28,		May 31,
(In millions)	2007	2006	2006	2005	2004

	(Unaudited)

Balance sheets data(1):
Cash, cash equivalents and marketable securities	$6,445	$7,764	$7,605	$4,771	$8,587
Working capital	4,334	5,333	5,044	385	7,064
Total assets	29,369	28,464	29,029	20,687	12,763
Short-term borrowings and current portion of long-term debt	3	341	159	2,693	9
Notes payable and long-term debt, net of current portion	5,736	5,741	5,735	159	163
Total stockholders’ equity	15,791	15,043	15,012	10,837	7,995

(1)	Excludes the impact of the following significant events subsequent to February 28, 2007: (a) our acquisition of Hyperion Solutions Corporation in April 2007 (substantially all of the consideration for which was paid in cash), (b) our issuance of $1.7 billion in Commercial Paper Notes in April 2007 and (c) our redemption of the Existing Floating Rate Notes to be effected on May 30, 2007.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This table does not reflect the $1.7 billion of Commercial Paper Notes we issued in April 2007 or the redemption of the Existing Floating Rate Notes to be effected on May 30, 2007.

	Nine months ended February 28,		Year ended May 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	15x	28x	25x	25x	68x	64x	48x

For purposes of calculating this ratio, the term “earnings” means the amounts resulting from the following: (a) our income before provision for income taxes, plus (b) the minority interests in the income before provision for income taxes of our majority owned subsidiaries, plus (c) our fixed charges, less (d) our share of our equity investee’s income before provision for income taxes, less (e) our interest capitalized. The term “fixed charges” means the amounts resulting from the following: (a) our interest expensed, plus (b) our interest capitalized, plus (c) our estimate of the interest component of rent expense.

Risk factors

In considering whether to purchase the Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below.

Risks Related to the Offering

An active trading market for the Notes may not develop.

There is currently no public market for the Notes, and Oracle Corporation does not currently plan to list the Notes on any national securities exchange. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these Notes, prevailing interest rates and changes in Oracle Corporation’s consolidated financial condition, results of operations or prospects. A liquid trading market in the Notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the Notes.

The Notes are the unsecured obligations of Oracle Corporation and not obligations of its subsidiaries and will be effectively subordinated to the claims of its subsidiaries’ creditors. Structural subordination increases the risk that Oracle Corporation will be unable to meet its obligations on the Notes when they mature.

The Notes are exclusively the obligations of Oracle Corporation and are not obligations of its subsidiaries. Oracle Corporation is a holding company and substantially all of its operations are conducted through its subsidiaries. As a result, Oracle Corporation’s cash flow and ability to service its debt, including the Notes, depend upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries.

Oracle Corporation’s subsidiaries are separate and distinct legal entities. Its subsidiaries have not guaranteed the Notes and are under no obligation to pay any amounts due on the Notes or to provide Oracle Corporation with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Payments to Oracle Corporation by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations and may be subject to legal and contractual restrictions. As of February 28, 2007, Oracle had approximately $13.6 billion of total liabilities on a consolidated basis, including $5.7 billion of senior notes and $5 million of capital leases outstanding. Of this amount, subsidiaries of Oracle Corporation had approximately $6.8 billion of liabilities (including trade payables). The Existing Floating Rate Notes are, and the 2009 Notes and 2010 Notes will be, effectively subordinated to all such liabilities of these subsidiaries. In addition, in April 2007, Oracle Corporation issued $1.7 billion of Commercial Paper Notes, which rank pari passu with the Existing Floating Rate Notes and will rank pari passu with the 2009 Notes and 2010 Notes.

Oracle Corporation’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior and subordinated debt holders and bank and trade creditors. In addition, even if Oracle Corporation were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Oracle Corporation.

In addition, the Notes are not secured by any of the assets of Oracle Corporation or any assets of its subsidiaries. Accordingly, the Notes will be subordinated to the extent Oracle Corporation or its subsidiaries have secured borrowings. There are no restrictions in the indenture governing the Notes that restrict its subsidiaries from granting security interests or liens on any or all of their assets.

The indenture governing the Notes contains negative covenants. The limitation on liens and sale/leaseback covenants do not apply to Oracle Corporation’s subsidiaries and contain exceptions that would allow Oracle Corporation and its subsidiaries to grant liens or security interests with respect to their assets rendering the holders of the Notes structurally or contractually subordinated to new lenders.

The indenture governing the Notes contains negative covenants. The limitation on liens and sale/leaseback covenants apply to Oracle Corporation, but not to its subsidiaries. As a result, such subsidiaries will not be restricted under the indenture from granting liens or security interests with respect to all or any of their assets without having to provide similar liens or security to the holders of the Notes, or from entering into sale/leaseback transactions. Exceptions to the definition of “permitted lien” within the limitation on liens covenant would allow Oracle Corporation to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings.

Increased leverage may harm the financial condition and results of operations of Oracle Corporation.

As of February 28, 2007 Oracle had approximately $13.6 billion of total liabilities on a consolidated basis. In addition, in April 2007, Oracle Corporation issued $1.7 billion of Commercial Paper Notes. As of the date hereof, Oracle Corporation has the ability to borrow up to an additional $1.3 billion under its commercial paper program and $3.0 billion under its revolving credit facility, which backstops the commercial paper program.

Oracle Corporation and its subsidiaries may incur additional indebtedness in the future and the Notes do not restrict future incurrence of indebtedness. Any increase in its level of indebtedness will have several important effects on Oracle Corporation’s future operations, including, without limitation:

•	Oracle Corporation will have additional cash requirements in order to support the payment of interest on its outstanding indebtedness;

•	increases in its outstanding indebtedness and leverage will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of its outstanding debt, its ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Oracle Corporation’s ability to make payments of principal and interest on its indebtedness depends upon its future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting its consolidated operations, many of which are beyond its control. If Oracle Corporation is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things:

•	to seek additional financing in the debt or equity markets;
•	to refinance or restructure all or a portion of its indebtedness, including the Notes;
•	to sell selected assets;
•	to reduce or delay planned capital expenditures; or
•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable Oracle Corporation to service its debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Ratings of the Notes may change and affect the market price and marketability of the Notes.

Oracle Corporation’s long term debt has been rated A2, A and A by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, respectively. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against Oracle Corporation or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes.

Risks Related to Our Business

We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The following discussion and our “Critical Accounting Policies and Estimates” discussed in our 10-Q for the quarter ended February 28, 2007, which is incorporated by reference into this prospectus supplement, highlight some of these risks.

Economic, political and market conditions can adversely affect our revenue growth and profitability.

Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include:

•	general economic and business conditions;
•	the overall demand for enterprise software and services;
•	governmental budgetary constraints or shifts in government spending priorities; and
•	general political developments.

A general weakening of the global economy, or a curtailment in government or corporate spending, could delay and decrease customer purchases. In addition, the war on terrorism, the war in Iraq and the potential for other hostilities in various parts of the world, potential public health crises, as well as natural disasters, continue to contribute to a climate of economic and political uncertainty that could adversely affect our revenue growth and results of operations. These factors generally have the strongest effect on our sales of software licenses, and to a lesser extent, also affect our renewal rates for software license updates and product support.

We may fail to achieve our financial forecasts due to inaccurate sales forecasts or other factors.

Our revenues, and particularly our new software license revenues, are difficult to forecast, and as a result our quarterly operating results can fluctuate substantially. We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. Our sales personnel monitor the status of all proposals and estimate when a customer will make a purchase decision and the dollar amount of the sale. These estimates are aggregated periodically to generate a sales pipeline. Our pipeline estimates can prove to be unreliable both in a particular quarter and over a longer period of time, in part because the “conversion rate” of the pipeline into contracts can be very difficult to estimate. A contraction in the conversion rate, or in the pipeline itself, could cause us to plan or budget incorrectly and adversely affect our business or results of operations. In particular, a slowdown in information technology spending or economic conditions generally can reduce the conversion rate in particular periods as purchasing decisions are delayed, reduced in amount or cancelled. The conversion rate can also be affected by the tendency of some of our customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms. In addition, for newly acquired companies, we will have limited ability to predict how their pipelines will convert into sales or revenues for one or two quarters following the acquisition and their conversion rate post-acquisition may be quite different from their historical conversion rate. Because a substantial portion of our new software license revenue contracts is completed in the latter part of a quarter, and our cost structure is largely fixed in the short term, revenue shortfalls tend to have a disproportionately negative impact on our profitability. A delay in even a small number of large new software license transactions could cause our quarterly new software licenses revenues to fall significantly short of our predictions.

Our success depends upon our ability to develop new products and services, integrate acquired products and services and enhance our existing products and services.

Rapid technological advances and evolving standards in computer hardware, software development and communications infrastructure, changing and increasingly sophisticated customer needs and frequent new product introductions and enhancements characterize the enterprise software market in which we compete. If we are unable to develop new products and services, or to enhance and improve our products and support services in a timely manner or to position and/or price our products and services to meet market demand, customers may not buy new software licenses or renew software license updates and product support. In addition, information technology standards from both consortia and formal standards-setting forums as well as de facto marketplace standards are rapidly evolving. We cannot provide any assurance that the standards on which we choose to develop new products will allow us to compete effectively for business opportunities in emerging areas.

We are developing a next generation applications platform that is planned to combine the best features, flows and usability traits of the Oracle, PeopleSoft, JD Edwards and Siebel applications. We have also acquired several other application product lines for which we will need to continue to provide long-term support, as well as ensure that the key capabilities of these product lines move into the next generation platform. We intend to continue many of these application lines as separate product lines as well, which requires us to continue to dedicate development resources. If we do not develop and release these new or enhanced products and services within the anticipated time frames, if there is a delay in market acceptance of a new, enhanced or acquired product line or service, if we do not timely optimize complementary product lines and services or if we fail to adequately integrate, support or enhance acquired application lines or services, our business may be adversely affected.

Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction.

In the past three fiscal years, we have invested over $25 billion in the aggregate to acquire companies, products, services and technologies. An active acquisition program is an important element of our overall corporate strategy and we expect to continue to make similar acquisitions in the future. Risks we may face in connection with our acquisition program include:

•	an acquisition may not further our business strategy as we expected, or we may pay more than the acquired company or assets are worth;

•

we may not realize the anticipated increase in our revenues if a larger than predicted number of customers decline to renew software license updates and product support, if we are unable to sell the acquired products to our customer base or if contract models of an acquired company do not allow us to recognize revenues on a timely basis;

•	we may have difficulty incorporating acquired technologies or products with our existing product lines and maintaining uniform standards, controls, procedures and policies;

•	we may have higher than anticipated costs in continuing support and development of acquired products;

•	we may have multiple and overlapping product lines that are offered, priced and supported differently, which could cause customer confusion and delays;

•	our relationship with current and new employees, customers, partners and distributors could be impaired;

•	we may have to delay or not proceed with a substantial acquisition if we cannot obtain the necessary funding to complete the acquisition in a timely manner;

•	our use of cash to pay for acquisitions may limit other potential uses of our cash;

•	we may significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•	we may assume pre-existing contractual relationships, which we would not have otherwise entered into, and exiting or modifying such relationships may be costly to us and disruptive to customers;

•

our due diligence process may fail to identify all of the problems, liabilities or other challenges of an acquired company or technology, including issues with the company’s intellectual property, product quality or product architecture or employee, customer or partner issues;

•	we may have legal and tax exposures or lose anticipated tax benefits as a result of unforeseen difficulties in our legal entity merger integration activities;

•	we may face contingencies related to product liability, intellectual property, financial disclosures, accounting practices or internal controls and other contingencies;

•	the acquisition may result in litigation from terminated employees or third parties;

•	our ongoing business may be disrupted and our management’s attention may be diverted by acquisition, transition or integration activities;

•	we may be unable to obtain timely approvals from governmental authorities under competition and antitrust laws and from worker councils under applicable employment laws; and

•	to the extent that we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or several concurrent acquisitions.

We may not be able to protect our intellectual property.

We rely on a combination of copyright, patent, trade secrets, confidentiality procedures and contractual commitments to protect our proprietary information. Despite our efforts, these measures can only provide limited protection. Unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise obtain and use our intellectual property. Any patents owned by us may be invalidated, circumvented or challenged. Any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all. In addition, the laws of some countries do not provide the same level of protection of our proprietary rights as do the laws of the United States. If we cannot protect our proprietary technology against unauthorized copying or use, we may not remain competitive.

Third parties may claim we infringe their intellectual property rights.

We periodically receive notices from others claiming we are infringing their intellectual property rights. We expect the number of such claims will increase as the number of products and competitors in our industry segments grows, the functionality of products overlap, the proliferation, incorporation and support of third-party code (including open source code) increases, and the volume of issued software patents continues to increase. Responding to any infringement claim, regardless of its validity, could:

•	be time-consuming, costly and/or result in litigation;

•	divert management’s time and attention from developing our business;

•	require us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;

•	require us to stop selling or to redesign certain of our products; or

•	require us to satisfy indemnification obligations to our customers.

If a successful claim is made against us and we fail to develop or license a substitute technology, our business, results of operations, financial condition or cash flows could be adversely affected. A patent infringement case is discussed under Note 16 in our Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2007.

We may need to change our pricing models to compete successfully.

The intensely competitive markets in which we compete can put pressure on us to reduce our prices. If our competitors offer deep discounts on certain products or services, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes would likely reduce margins and could adversely affect operating results. Our software license updates and product support fees are generally priced as a percentage of our new license fees. Our competitors may offer a lower percentage pricing on product updates and support, which could put pressure on us to further discount our new license prices. Any broad-based change to our prices and pricing policies could cause new software license and services revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. Some of our competitors may bundle software products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for our products. If we do not adapt our pricing models to reflect changes in customer use of our products, our new software license revenues could decrease. Additionally, increased distribution of applications through application service providers may reduce the average price for our products or adversely affect other sales of our products, reducing new software license revenues unless we can offset price reductions with volume increases or lower spending. The increase in open source software distribution may also cause us to change our pricing models.

We may be unable to compete effectively in a range of markets within the highly competitive software industry.

Many vendors develop and market databases, internet application server products, application development tools, business applications, collaboration products and business intelligence products that compete with our offerings. In addition, several companies offer business outsourcing as a competitive alternative to buying software. Some of these competitors have greater financial or technical resources than we do. Also, our competitors who offer business applications and application server products may influence a customer’s purchasing decision for the underlying database in an effort to persuade potential customers not to acquire our products. We could lose market share if our competitors introduce new competitive products, add new functionality, acquire competitive products, reduce prices or form strategic alliances with other companies. We may also face increasing competition from open source software initiatives, in which competitors may provide software and intellectual property free. Existing or new competitors could gain market share in any of our markets at our expense.

Our periodic sales force restructurings can be disruptive.

We continue to rely heavily on our direct sales force. We have in the past restructured or made other adjustments to our sales force in response to management changes, product changes, performance issues, acquisitions and other internal and external considerations. In the past, sales force restructurings have generally resulted in a temporary lack of focus and reduced productivity; these effects could recur in connection with future acquisitions and other restructurings and our revenues could be negatively affected.

Disruptions of our indirect sales channel could affect our future operating results.

Our indirect channel network is comprised primarily of resellers, system integrators/implementers, consultants, education providers, internet service providers, network integrators and independent software vendors. Our relationships with these channel participants are important elements of our marketing and sales efforts. Our financial results could be adversely affected if our contracts with channel participants were terminated, if our relationships with channel participants were to deteriorate, if any of our competitors enter into strategic relationships with or acquire a significant channel participant or if the financial condition of our channel participants were to weaken. There can be no assurance that we will be successful in maintaining, expanding or developing our relationships with channel participants. If we are not successful, we may lose sales opportunities, customers and market share.

PeopleSoft’s Customer Assurance Program may expose us to substantial liabilities if triggered.

In June 2003, in response to our tender offer, PeopleSoft implemented what it referred to as the “customer assurance program” or “CAP”. The CAP incorporated a provision in PeopleSoft’s standard licensing arrangement that purports to contractually burden Oracle, as a result of its acquisition of PeopleSoft, with a contingent obligation to make payments to PeopleSoft customers should Oracle fail to take certain business actions for a fixed period of time subsequent to the acquisition. The payment obligation, which typically expires four years from the date of the contract, is fixed at an amount generally between two and five times the license and first year support fees paid to PeopleSoft in the applicable license transaction. This purported obligation was not reflected as a liability on PeopleSoft’s balance sheet as PeopleSoft concluded that it could be triggered only following the consummation of an acquisition. PeopleSoft used six different standard versions of the CAP over the 18-month period commencing June 2003. PeopleSoft ceased using the CAP on December 29, 2004, the date on which we acquired a controlling interest in PeopleSoft. We have concluded that, as of the date of the PeopleSoft acquisition, the penalty provisions under the CAP represented a contingent liability of Oracle. The aggregate potential CAP obligation as of February 28, 2007 was $3.2 billion. Unless the CAP provisions are removed from these licensing arrangements, we do not expect the aggregate potential CAP obligation to decline substantially until fiscal year 2008 when a significant number of these provisions begin to expire. The last CAP obligation will expire on December 31, 2008. We have not recorded a liability related to the CAP, as we do not believe it is probable that our post-acquisition activities related to the PeopleSoft product line will trigger an obligation to make any payment pursuant to the CAP.

In addition, while no assurance can be given as to the ultimate outcome of litigation, we believe we would also have substantial defenses with respect to the legality and enforceability of the CAP contract provisions in response to any claims seeking payment from Oracle under the CAP terms. While we have taken extensive steps to assure customers that we intend to continue developing and supporting the PeopleSoft and JD Edwards product lines and as of the date hereof we have not received any claims for CAP payments, PeopleSoft customers may assert claims for CAP payments in the future.

Charges to earnings resulting from past acquisitions may adversely affect our operating results.

Under purchase accounting, we allocate the total purchase price to an acquired company’s net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of the acquisition and record the excess of the purchase price over those fair values as goodwill. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. Going forward, the following factors could result in material charges that would adversely affect our results:

•	impairment of goodwill or intangible assets;

•	accrual of newly identified pre-merger contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and

•	charges to income to eliminate certain Oracle pre-merger activities that duplicate those of the acquired company or to reduce our cost structure.

Charges to earnings associated with acquisitions include amortization of intangible assets, in-process research and development as well as other acquisition related charges, restructuring and stock-based compensation associated with assumed stock awards. Charges to earnings in any given period could differ substantially from other periods based on the timing and size of our future acquisitions and the extent of integration activities. See Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Disclosure Related to Acquisition Accounting” in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2007 for additional information about charges to earnings associated with our recent acquisitions.

We expect to continue to incur additional costs associated with combining the operations of our previously acquired companies, which may be substantial. Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those adjustments are made.

Our international sales and operations subject us to additional risks that can adversely affect our operating results.

We derive a substantial portion of our revenues, and have significant operations, outside of the United States. Our international operations include software development, sales, customer support and shared administrative service centers. We are subject to a variety of risks, including those related to general economic conditions in each country or region, regulatory changes, political unrest, terrorism and the potential for other hostilities and public health risks, particularly in areas in which we have significant operations. We face challenges in managing an organization operating in various countries, which can entail longer payment cycles and difficulties in collecting accounts receivable, overlapping tax regimes, fluctuations in currency exchange rates, difficulties in transferring funds from certain countries and reduced protection for intellectual property rights in some countries. We must comply with a variety of international laws and regulations, including trade restrictions, local labor ordinances, changes in tariff rates and import and export licensing requirements. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.

We are a majority shareholder of i-flex solutions limited, a publicly traded Indian software company focused on the banking industry. As the majority shareholder of an international entity, we are faced with several additional risks, including being subject to local securities regulations and being unable to exert full control or obtain financial and other information on a timely basis.

We may experience foreign currency gains and losses.

We conduct a portion of our business in currencies other than the United States dollar. Our revenues and operating results are adversely affected when the dollar strengthens relative to other currencies and are positively affected when the dollar weakens. Changes in the value of major foreign currencies, particularly the Euro, Japanese Yen and British Pound relative to the United States dollar can significantly affect revenues and our operating results.

Our foreign currency transaction gains and losses, primarily related to sublicense fees and other agreements among us and our subsidiaries and distributors, are charged against earnings in the period incurred. We enter into foreign exchange forward contracts to hedge certain transaction and translation exposures in major currencies, but we will continue to experience foreign currency gains and losses in certain instances where it is not possible or cost effective to hedge foreign currencies.

Oracle On Demand may not be successful.

We offer Oracle On Demand outsourcing services for our applications and database technology, delivered either at Oracle or at a customer designated location. Oracle On Demand also includes several product lines we have acquired. Our Oracle On Demand business model continues to evolve and we may not be able to compete effectively, generate significant revenues or develop Oracle On Demand into a profitable business. We incur expenses associated with the infrastructure and marketing of our Oracle On Demand business in advance of our ability to recognize the revenues associated with our subscription based contracts. This business is subject to a variety of risks including:

•	demand for these services may not meet our expectations;

•	we may not be able to operate this business at an acceptable profit level;

•

we manage critical customer applications, data and other confidential information through Oracle On Demand and thus would face increased exposure to significant damage claims and risk to future business prospects in the event of system failures or inadequate disaster recovery or misappropriation of customer confidential information;

•

we may face regulatory exposure in certain areas such as data privacy, data security and export compliance, as well as workforce reduction claims as a result of customers transferring their information technology functions to us;

•

the laws and regulations applicable to hosted service providers are unsettled, particularly in the areas of privacy and security and use of offshore resources; changes in these laws could affect our ability to provide services from or to some locations and could increase both the cost and risk associated with providing the services;

•	demand for these services may be affected by customer and media concerns about security risks and/or use of outsourced services providers more generally; and

•	our Oracle On Demand offerings may require large fixed costs such as for data centers, computers, network infrastructure and security.

We may be unable to hire enough qualified employees or we may lose key employees.

We rely on the continued service of our senior management, including our Chief Executive Officer, members of our executive team and other key employees and the hiring of new qualified employees. In the software industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. In addition, acquisitions could cause us to lose key personnel of the acquired companies or at Oracle. We may experience increased compensation costs that are not offset by either improved productivity or higher prices. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel. With rare exceptions, we do not have long-term employment or non-competition agreements with our employees. Members of our senior management team have left Oracle over the years for a variety of reasons, and we cannot assure you that there will not be additional departures, which may be disruptive to our operations.

Part of our total compensation program includes stock options. Stock options are an important tool in attracting and retaining employees in our industry. If our stock price performs poorly it may adversely affect our ability to retain or attract employees. In addition, because we now expense all stock based compensation, we may in the future change our stock-based and other compensation practices. Some of the changes we are considering include the reduction in the number of employees granted options, a reduction in the number of options granted and a change to alternative forms of stock-based compensation. Any changes in our compensation practices or changes made by competitors could affect our ability to retain and motivate existing personnel and recruit new personnel.

We might experience significant errors or security flaws in our products and services.

Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. The detection and correction of any security flaws can be time consuming and costly. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new products or new versions of products, we could lose revenues. In addition, we run our own business operations, Oracle On Demand, and other outsourcing, support and consulting services, on our products and networks and any security flaws, if exploited, could affect our ability to conduct business operations. End users, who rely on our products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. In addition, we may be legally required to publicly report security breaches of our services, which could significantly impact future business prospects for those services.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. We have and expect to continue making significant investments in software research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years if at all.

Our sales to government clients subject us to risks including early termination, audits, investigations, sanctions and penalties.

We derive revenues from contracts with the United States government, state and local governments and their respective agencies, who may terminate most of these contracts at any time, without cause.

There is increased pressure for governments and their agencies, both domestically and internationally, to reduce spending. Our federal government contracts are subject to the approval of appropriations being made by the United States Congress to fund the expenditures under these contracts. Similarly, our contracts at the state and local levels are subject to government funding authorizations.

Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

Business disruptions could affect our operating results.

A significant portion of our research and development activities and certain other critical business operations is concentrated in a few geographic areas. We are a highly automated business and a disruption or failure of our systems could cause delays in completing sales and providing services, including some of our On Demand offerings. A major earthquake, fire or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations and as a result our future operating results could be materially and adversely affected.

We may have exposure to additional tax liabilities.

As a multinational corporation, we are subject to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities.

In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Our intercompany transfer pricing is currently being reviewed by the IRS and by foreign tax jurisdictions and will likely be subject to additional audits in the future. We previously negotiated three unilateral Advance Pricing Agreements with the IRS that cover many of our intercompany transfer pricing issues and preclude the IRS from making a transfer pricing adjustment within the scope of these agreements. However, these agreements, which are effective for fiscal years through May 31, 2006, do not cover all elements of our transfer pricing and do not bind tax authorities outside the United States. We have finalized one bilateral Advance Pricing Agreement and currently are negotiating an additional bilateral agreement to cover the period from June 1, 2001 through May 31, 2008. There can be no guarantee that such negotiations will result in an agreement.

Although we believe that our tax estimates are reasonable, we cannot assure you that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income taxes and may have exposure to additional non-income tax liabilities. Our acquisition activities have increased our non-income tax exposures.

Adverse litigation results could affect our business.

We are subject to various legal proceedings. Litigation can be lengthy, expensive, disruptive to our operations and results cannot be predicted with certainty. An adverse decision could result in monetary damages or injunctive relief that could affect our business, operating results or financial condition. Additional information regarding certain of the lawsuits we are involved in is discussed under Note 16 in our Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2007.

Our stock price and the price of the Notes could become more volatile and your investment could lose value.

All of the factors discussed in this section could affect our stock price and the price of the Notes. The timing of announcements in the public market regarding new products, product enhancements or technological advances by our competitors or us, and any announcements by us of acquisitions, major transactions, or management changes could also affect our stock price and the price of the Notes. Our stock price and the price of the Notes are subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock, our credit ratings and market trends unrelated to our performance. A significant drop in our stock price and the price of the Notes could also expose us to the risk of securities class actions lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $1,997,179,000 after deducting underwriting discounts and commissions and our estimated offering expenses. We will use the net proceeds to fund the redemption on May 30, 2007, of the Existing Floating Rate Notes. We intend to use the remaining net proceeds for general corporate purposes, which may include stock repurchases, repayment of other indebtedness (such as the Commercial Paper Notes) and future acquisitions.

The Existing Floating Rate Notes bear interest at a rate equal to USD LIBOR plus 0.23% per year and mature on January 13, 2009. As of February 28, 2007, the effective interest rate on the Existing Floating Rate Notes was 5.59%. The Commercial Paper Notes were issued on April 11 and 12, 2007. The maturities of the Commercial Paper Notes are between two weeks and three months, with approximately 93% of the Commercial Paper Notes having maturities of one month, two months or three months. The weighted average yield of the Commercial Paper Notes, including issuance costs, is 5.328%. Proceeds from the issuance of Commercial Paper Notes were used primarily to finance a portion of our acquisition of Hyperion Solutions Corporation completed on April 19, 2007.

Capitalization

The following table sets forth a summary of Oracle’s consolidated capitalization on an actual and as adjusted basis as of February 28, 2007. Our consolidated capitalization, as adjusted, gives effect to the issuance of the Notes offered hereby and the redemption of the Existing Floating Rate Notes, but does not reflect the $1.7 billion of Commercial Paper Notes we issued in April 2007.

	February 28, 2007
(In millions)	Actual	As Adjusted

Long-term debt:
2009 Notes offered hereby	$—	$1,000
2010 Notes offered hereby	—	1,000
Existing Floating Rate Notes	1,500	—
5.00% Senior Notes due 2011(1)	2,244	2,244
5.25% Senior Notes due 2016(1)	1,990	1,990
Other long-term debt	2	2

Total long-term debt, including current portion	5,736	6,236

Stockholders’ equity:
Preferred stock, $0.01 par value—authorized: 1.0 shares; outstanding: none	—	—
Common stock, $0.01 par value and additional paid in capital—authorized: 11,000 shares; outstanding: 5,136 shares at February 28, 2007	10,004	10,004
Retained earnings	5,511	5,511
Accumulated other comprehensive income	276	276

Total stockholders’ equity	15,791	15,791

Total capitalization	$21,527	$22,027

(1)	Balances reflect the principal amounts of the notes, net of unamortized issue discounts of $6 million and $10 million for the 2011 Senior Notes and 2016 Senior Notes, respectively.

Description of notes

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, a form of which is available upon request from us.

General

The 2009 Notes will mature on May 14, 2009 and the 2010 Notes will mature on May 14, 2010. Interest on each series of Notes will accrue from May 15, 2007, or from the most recent interest payment date on which interest has been paid or provided for, and will be payable quarterly on February 14, May 14, August 14 and November 14, beginning on August 14, 2007. All payments of interest will be made to the persons in whose names the Notes are registered at the close of business on the business day preceding the interest payment date. Interest on the Notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

The Notes will be issued under an indenture dated January 13, 2006, by and among Oracle Corporation (formerly known as Ozark Holding Inc.), Oracle Systems Corporation (formerly known as Oracle Corporation) and Citibank, N.A., as amended by a supplemental indenture dated as of May 9, 2007 by and among Oracle Corporation, Citibank, N.A. and The Bank of New York Trust Company, N.A., and as may be further supplemented from time to time. Citibank, N.A. is the trustee for all securities issued under the indenture prior to May 9, 2007, including the Existing Floating Rate Notes, and The Bank of New York Trust Company, N.A. is the trustee for any and all securities issued thereunder on or after May 9, 2007, including the Notes. The Bank of New York Trust Company, N.A. is referred to herein as the “trustee.” In accordance with the terms of the indenture, Oracle Systems Corporation is no longer an obligor under the indenture and will not be an obligor on the Notes. Oracle Corporation will be the sole obligor on the Notes.

The indenture does not limit the ability of Oracle Corporation to incur additional unsecured indebtedness. The Notes will be the unsecured and unsubordinated obligations of Oracle Corporation and will rank pari passu with its other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all indebtedness and liabilities (including trade payables and preferred stock obligations) of Oracle Corporation’s subsidiaries and will be effectively subordinated to its secured indebtedness, if any, and that of its subsidiaries, if any. As of February 28, 2007, Oracle had approximately $13.6 billion of total liabilities on a consolidated basis, including $5.7 billion of senior notes and $5 million of capital leases outstanding. Of this amount, subsidiaries of Oracle Corporation had approximately $6.8 billion of liabilities (including trade payables). The Notes will be effectively subordinated to all such liabilities of Oracle Corporation’s subsidiaries, and the rights of creditors of such subsidiaries shall have priority over the rights of the holders of the Notes as creditors of Oracle Corporation. In addition, in April 2007, Oracle Corporation issued $1.7 billion of Commercial Paper Notes, which rank pari passu with the Existing Floating Rate Notes and will rank pari passu with the 2009 Notes and 2010 Notes.

The Notes will be issued in book-entry form only in denominations of $2,000 and multiples of $1,000 thereafter.

Interest rate determination for the notes

The Notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is The Bank of New York Trust Company, N.A., until such time as

Oracle Corporation appoints a successor calculation agent. The interest rate on the 2009 Notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 0.02%. The interest rate on the 2010 Notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 0.06%. The interest determination date for an interest period will be the second London business day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee and Oracle Corporation of the interest rate for the next interest period for each series of Notes. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of Notes, the trustee and Oracle Corporation.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, USD LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If, on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m. (London time), or if the “Reuters Page LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with Oracle Corporation) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, USD LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of USD LIBOR for the next interest period will be set equal to the rate of USD LIBOR for the then current interest period.

Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the relevant series of Notes, for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on each series of Notes will accrue from May 15, 2007, or from the most recent interest payment date to which interest has been paid or provided for; provided, that if an interest payment date for the Notes falls on a day that is not a business day the interest payment date shall be postponed to the next succeeding business day, unless such next succeeding business day would be in the following month, in which case the interest payment date shall be the immediately preceding business day. Interest on the Notes will be paid to but excluding the relevant interest payment date. Oracle Corporation will make interest payments on the Notes quarterly in arrears on February 14, May 14, August 14 and November 14 of each year, beginning on August 14, 2007. All payments of interest will be made to the persons in whose names the Notes are registered at the close of business on the business day preceding the interest payment date for the Notes. Interest on the Notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

Issuance of additional notes

Oracle Corporation may, without the consent of the holders, increase the principal amount of either series of Notes by issuing additional Notes of such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes. The additional Notes of a series may have the same CUSIP number as the applicable series of Notes. Under the indenture, each series of Notes and any additional Notes of such series Oracle Corporation may issue will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

Oracle Corporation also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of Notes offered hereby.

No sinking fund; no optional redemption

The Notes will not be entitled to any sinking fund. The Notes will not be redeemable by Oracle Corporation prior to maturity.

Book-entry; delivery and form; global note

The Notes of each series sold in the United States will be issued in the form of one or more fully registered global notes without interest coupons which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for Notes in definitive registered form, a global note may not be transferred except as a whole (i) by the depositary for such global note to a nominee of such depositary, (ii) by a nominee of such depositary to such depositary or another nominee of such depositary or (iii) by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a registered global note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon transfer of a definitive note, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC, Euroclear or Clearstream, as applicable.

Upon the issuance of a registered global note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the relevant series of Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the Notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global note, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the relevant series of Notes represented by the registered global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global note will not be entitled to have the Notes represented by the registered global note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture. Accordingly, each person owning a beneficial interest in a registered global note must rely on the procedures of the depositary for that registered global note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of Notes take physical delivery of these Notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

To facilitate subsequent transfers, all Notes deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Oracle Corporation will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global note as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global note held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of Oracle Corporation. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. None of Oracle Corporation, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell Notes to persons in jurisdictions that require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Oracle Corporation expects that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although Oracle Corporation expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oracle Corporation nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If the depositary for any of the Notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by Oracle Corporation within 90 days, Oracle Corporation will issue Notes in definitive form in exchange for the registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, Oracle Corporation may at any time determine that the Notes of either series shall no longer be represented by a global note and will issue Notes in definitive form in exchange for such global note pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission (the “SEC”).

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that Oracle Corporation believes to be reliable, but Oracle Corporation takes no responsibility for its accuracy or completeness. Oracle Corporation assumes no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Ratings

Moody’s Investor Service, Inc., Standard and Poor’s Rating Services and Fitch Ratings currently rate Oracle Corporation’s long-term debt A2, A and A, respectively.

Moody’s Investor Service, Inc. assigns a long-term debt rating of A to corporate obligations considered upper-medium grade and subject to low credit risk. Moody’s appends the numerical modifier 2 to indicate a mid-rage ranking within the A rating classification.

Standard and Poor’s Rating Services assigns a debt rating of A where the obligor’s capacity to meet its financial obligation is deemed to be strong. S&P considers obligations rated A to be somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations rated AA or AAA, where the obligors’ capacity to meet their obligations are considered very strong and extremely strong, respectively.

A rating of A from Fitch Ratings denotes high credit quality and expectations of low credit risk. Fitch considers the capacity for payment of financial commitments with this rating to be strong, although it may be more vulnerable to changes in circumstances or economic conditions than is the case for ratings of AA or AAA, which denote very high credit quality and highest credit quality, respectively.

Notices

Notices to holders of the Notes will be made by first class mail, postage prepaid, to the addresses that appear on the security register of the Notes.

Concerning our relationship with the trustee

Oracle Corporation maintains ordinary banking relationships and credit facilities with The Bank of New York, an affiliate of the trustee.

Material U.S. federal income tax consequences

In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion only applies to Notes that meet all of the following conditions:

•

they are purchased by those initial holders who purchase Notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•

persons holding Notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons deemed to sell the Notes under the constructive sale provisions of the Internal Revenue Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

The Notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, exchange, retirement or other disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the holder’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition the Note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax consequences to non-U.S. holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;
•	a foreign corporation; or
•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a Note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, or other disposition of a Note.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the Notes by Oracle Corporation or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Oracle Corporation entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Oracle Corporation through stock ownership is not a bank whose receipt of interest on the Notes is described in Section 88(1)(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the Notes to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides Oracle Corporation with a properly executed Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

Certification requirement

Interest on a Note will not be exempt from withholding tax unless the beneficial owner of that Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person (as defined in the Code). Special certification rules apply to Notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to Oracle Corporation a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange or other disposition of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the Notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the Notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, J.P. Morgan Securities Inc., the underwriter of the offering, has agreed to purchase, and Oracle Corporation has agreed to sell to it, all of the Notes of each series: $1,000,000,000 aggregate principal amount of the 2009 Notes; and $1,000,000,000 aggregate principal amount of the 2010 Notes.

The underwriter is offering the Notes subject to its acceptance of the Notes from Oracle Corporation and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriter initially proposes to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriter initially proposes to offer the Notes to certain dealers at prices that represent a concession not in excess of 0.03% off the principal amount of the 2009 Notes and 0.06% off the principal amount of the 2010 Notes. The underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.02% off the principal amount of the 2009 Notes and 0.04% off the principal amount of the 2010 Notes to certain other dealers. After the initial offering of the Notes, the underwriter may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discounts that Oracle Corporation will pay to the underwriter in connection with the offering of the Notes:

Paid by Us
Per 2009 Note	0.05%
Per 2010 Note	0.10%
Total	$1,500,000

Oracle Corporation has also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriter may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriter may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriter may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the underwriter repurchases previously distributed Notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time.

The Notes are new issues of securities and there are currently no established trading markets for the Notes. Oracle Corporation does not intend to apply for listings of the Notes on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. The underwriter has advised Oracle Corporation that it currently intends to make a market in the Notes of each series. However, it is not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by Oracle Corporation, other than underwriting discounts, are estimated to be approximately $1,321,000.

From time to time in the ordinary course of their respective businesses, the underwriter and its affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with Oracle Corporation and its affiliates. J.P. Morgan Securities Inc. acted as an initial purchaser in connection with the issuance of the Existing Floating Rate Notes. In addition, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the issuing and paying agent under Oracle Corporation’s commercial paper program, is a lender under Oracle Corporation’s 5-year revolving credit agreement and was a lender under Oracle Corporation’s 364-day term loan agreement, for which it receives or has received customary fees and expenses.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, the underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of Notes to the public in that Member State except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by Oracle Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

United Kingdom

The underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to Oracle Corporation and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Validity of securities

The legality of the Notes offered hereby will be passed upon for Oracle Corporation by Davis Polk & Wardwell, Menlo Park, California and for the underwriter by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended May 31, 2006 (including the schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement.

As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

(a)	Current Report on Form 8-K filed on July 14, 2006, August 16, 2006, August 21, 2006, August 23, 2006, October 12, 2006, February 13, 2007, March 6, 2007, March 14, 2007, April 17, 2007, April 24, 2007 and May 3, 2007;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2006, November 30, 2006, and February 28, 2007;

(c)	Annual Report on Form 10-K for the year ended May 31, 2006;

(d)	The portions of the Definitive Proxy Statement on Schedule 14A for the 2006 annual meeting of stockholders that are incorporated by reference in the Annual Report on Form 10-K for the year ended May 31, 2006; and

(e)	The description of the our common stock included in our registration statement on pages 101 through 102 of Form S-4, as amended (Reg. No. 333-129139), filed on December 29, 2005, and the description of the Rights included in the registration statements of Oracle Systems Corporation on Form 8-A (as amended) filed on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings at no cost, by contacting our Investor Relations department by calling 650-506-4073, by writing to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

PROSPECTUS

ORACLE CORPORATION

The following are types of securities that may be offered and sold by Oracle Corporation or by selling security holders under this prospectus from time to time:

• Common stock	• Warrants
• Preferred stock	• Purchase contracts
• Debt securities	• Units

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Redemption terms	• Liquidation amount
• Interest rate	• Listing on a security exchange	• Subsidiary guarantees
• Currency of payments	• Amount payable at maturity	• Sinking fund terms
• Dividends	• Conversion or exchange rights

Our Common Stock is quoted on the NASDAQ Global Select Market under the ticker symbol ORCL. On May 9, 2007, the reported last sale price on the NASDAQ Global Select Market for our Common Stock was $18.83.

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended May 31, 2006, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2007

You should rely only on the information contained in, or incorporated by reference in, this prospectus or applicable prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained, or incorporated by reference, in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than their respective dates. Unless we have indicated otherwise, references in this prospectus to “Oracle”, “we,” “us,” and “our” refer to Oracle Corporation and not to any of its existing or future subsidiaries.

ORACLE CORPORATION

Our Business

Oracle Corporation, together with its subsidiaries, is the world’s largest enterprise software company. We are a holding company. Through our subsidiaries, we develop, manufacture, market, distribute and service database and middleware software as well as applications software designed to help our customers manage and grow their business operations.

Our goal is to offer customers scalable, reliable, secure and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique needs and allows better ways to access and manage information at a low total cost of ownership. We seek to be an industry leader in each of the specific product categories in which we compete and to expand into new and emerging markets. We have focused on strengthening our market position and enhancing our existing portfolio of products and services as well as acquiring and integrating businesses that we believe will improve our competitive position, expand our customer base, provide greater scale to increase our research and development and accelerate innovation.

Oracle Corporation was incorporated in 2005 as a Delaware corporation and is the successor to operations originally begun in June 1977.

The principal executive offices of Oracle are located at 500 Oracle Parkway, Redwood City, California 94065, and the telephone number is (650) 506-7000. We maintain a website at www.oracle.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

As permitted by the SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

(a)	Current Reports on Form 8-K filed on July 14, 2006, August 16, 2006, August 21, 2006, August 23, 2006, October 12, 2006, February 13, 2007, March 6, 2007, March 14, 2007, April 17, 2007, April 24, 2007 and May 3, 2007;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2006, November 30, 2006, and February 28, 2007;

(c)	Annual Report on Form 10-K for the year ended May 31, 2006;

(d)	The portions of the Definitive Proxy Statement on Schedule 14A for the 2006 annual meeting of stockholders that are incorporated by reference in the Annual Report on Form 10-K for the year ended May 31, 2006; and

(e)	The description of the our common stock included in our registration statement on pages 101 through 102 of Form S-4, as amended (Reg. No. 333-129139), filed on December 29, 2005, and the description of the Rights included in the registration statements of Oracle Systems Corporation on Form 8-A (as amended) filed on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings at no cost, by contacting our Investor Relations department by calling 650-506-4073, by writing to Investor Relations, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and documents that are incorporated by reference in this prospectus include forward-looking statements. Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Oracle claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, incorporated by reference herein. You should understand that the following important factors, in addition to those discussed in the incorporated documents, could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	Economic, political and market conditions could adversely affect our revenue growth and profitability through reductions in IT budgets and expenditures.

•

We may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, unanticipated fluctuations in currency exchange rates, delays in delivery of new products or releases or a decline in our renewal rates for software license updates and product support.

•	We cannot assure market acceptance of new products or new versions of existing products.

•	We have an active acquisition program and our acquisitions may not be successful, may involve unanticipated costs or other integration issues or may disrupt our existing operations.

•	Periodic changes to our pricing model and sales organization could temporarily disrupt operations and cause a decline or delay in sales.

•	Intense competitive forces demand rapid technological advances and frequent new product introductions, and could require us to reduce prices.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities issued pursuant to this registration statement for general corporate purposes which may include stock repurchases, repayment of indebtedness and future acquisitions. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This table does not reflect the $1.7 billion we borrowed under our commercial paper program in April 2007 or the redemption of our Floating Rate Notes due 2009 to be effected on May 30, 2007.

	Nine months ended February 28,		Year ended May 31,
	2007	2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	15x	28x	25x	25x	68x	64x	48x

For purposes of calculating this ratio, the term “earnings” means the amounts resulting from the following: (a) our income before provision for income taxes, plus (b) the minority interests in the income before provision for income taxes of our majority owned subsidiaries, plus (c) our fixed charges, less (d) our share of our equity investee’s income before provision for income taxes, less (e) our interest capitalized. The term “fixed charges” means the amounts resulting from the following: (a) our interest expensed, plus (b) our interest capitalized, plus (c) our estimate of interest as a component of our rent expense.

We do not report any shares of preferred stock outstanding in our consolidated financial statements because our outstanding preferred stock is owned by one or more of our wholly-owned subsidiaries. Our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Restated Certificate of Incorporation”), our by-laws, as amended (“By-Laws”) and applicable provisions of law. We have summarized certain portions of the Restated Certificate of Incorporation and By-Laws below. The summary is not complete. The Restated Certificate of Incorporation and By-Laws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and as exhibits to our 10-K for the year ended May 31, 2006. You should read the Restated Certificate of Incorporation and By-Laws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Restated Certificate of Incorporation, By-Laws and stockholder rights plan summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Copies of our Restated Certificate of Incorporation and By-laws are available upon request. Please see “Where You Can Find More Information” below.

Authorized Capital Stock

Under our Restated Certificate of Incorporation, our authorized capital stock consists of 11 billion shares of common stock, $0.01 par value, and 1 million shares of preferred stock, $0.01 par value. As of February 28, 2007, there were issued and outstanding:

•	5,136,388,570 shares of common stock (not counting shares held in Oracle’s treasury), and

•	employee stock options to purchase an aggregate of approximately 443 million shares of common stock.

Common Stock

Common Stock Outstanding. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. Our common stock is listed and principally traded on the NASDAQ Global Select Market under the symbol “ORCL.”

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. We have never declared or paid any cash dividends on our common stock.

Rights upon Liquidation. Holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of Oracle, in all remaining assets available for distribution to stockholders after payment or providing for our liabilities and the liquidation preference of any outstanding preferred stock.

Preemptive Rights. Holders of our common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Transfer Agent and Registrar. Computershare Ltd. is the transfer agent and registrar for our common stock.

Preferred Stock

Under our Restated Certificate of Incorporation, without further stockholder action, our board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Stockholder Rights Plan

We maintain a stockholder rights plan under which each stockholder will have one right for each share of common stock held. Each right entitles the registered holder to purchase from us one-six thousand seven hundred fiftieth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $125. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The description and terms of the rights are set forth in the Preferred Share Rights Agreement, dated as of January 31, 2006, between us and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”).

The rights are attached to all of our common stock and are represented by the certificates representing such common stock, and no separate certificates representing the rights will be distributed except as follows. The rights will separate from our common stock, and be represented by separate rights certificates, upon the earlier of:

•

10 days following the date of any public announcement that a person or group of affiliated or associated persons (an “acquiring person”), but excluding us and Lawrence J. Ellison and his affiliates, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or

•	10 days following the commencement of a tender offer or exchange offer that would result in a person beneficially owning 15% or more of our outstanding common stock.

Until the rights separate from the common stock to which they will be attached, or an earlier date on which these rights are redeemed, exchanged or expire:

•	the rights will be evidenced by the common share certificates and will be transferred only with them,

•	all common share certificates will contain a notation incorporating the terms of the Rights Agreement by reference, and

•	the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificates.

As soon as practicable after the date when the rights separate from the common stock, right certificates will be mailed to holders of record of common stock as of the close of business on that date and, after that time, the separate right certificates alone will represent the rights. Only common stock issued prior to the date when the rights separate from the common stock will be issued with rights. Lawrence J. Ellison and his affiliates, associates and successors may acquire greater beneficial ownership of in excess of 15% of the common stock without becoming an acquiring person or causing the rights to separate from the common stock. The rights are not exercisable until their separation from our common stock and will expire at the close of business on March 31, 2008, unless our board of directors exchanges or redeems them earlier, as described below.

If a third party (other than Lawrence J. Ellison and his affiliates) acquires 15% or more of our common stock, as described above, thus triggering a separation of the rights from our common stock, each holder of a right will thereafter have the right to receive, upon exercise and payment of the exercise price, common stock having a value equal to two times the exercise price. Alternatively, if the rights separate from the common stock and become exercisable, we may provide that each right shall be exchanged for one and one-half common shares (subject to adjustment) and without other payment of the exercise price, provided that our board of directors may not effect the exchange at any time after any person, other than us, or Lawrence J. Ellison and his affiliates, together with all affiliates and associates of this person, beneficially owns 50% or more of our common stock then outstanding.

If, at any time after a third party acquires, or obtains the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, as described above,

•	we are acquired in a merger or other business combination,

•	an acquiring firm merges into us, or

•	50% or more of our assets or earning power is sold or transferred,

each holder of a right, except as set forth below, shall thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquirer having a value equal to twice the exercise price.

Any rights that are or were owned by an acquirer of beneficial ownership of 15% or more of our outstanding common stock other than Lawrence J. Ellison and his affiliates will be null and void.

At any time prior to the earlier of the date upon which a third party acquires, or obtains the right to acquire beneficial ownership of, 15% of our outstanding common stock, or March 31, 2008, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $0.000148 per right. Immediately upon the ordering by our board of directors of the redemption of the rights, the rights will terminate and the holders of the rights will be entitled to receive only this redemption price.

Our board of directors may amend any provision of the Rights Agreement without approval of the holders of the rights prior to the time a person becomes an acquiring person. After such date, the board may not amend the Rights Agreement in any manner that would adversely affect the interests of the holders of the rights.

Until a right is exercised, a holder of rights will have no rights as an Oracle stockholder, including the right to vote and to receive dividends, beyond its rights as an existing stockholder.

The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire 15% or more of our outstanding common stock without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirers from making takeover proposals or tender offers. The rights are not intended to prevent a takeover, but are designed to enhance the ability of our board to negotiate with an acquirer on behalf of all the stockholders. The rights should also not interfere with any merger or other business combination approved by our board of directors and our stockholders because our board of directors may redeem the rights.

Certain Provisions of Our Restated Certificate of Incorporation and By-Laws

Our By-Laws vest the power to call special meetings of stockholders in our chairman of the board, our CEO, our board of directors or stockholders holding shares representing not less than twenty percent of the outstanding votes entitled to vote at the meeting. Stockholders are permitted under our Restated Certificate of Incorporation to act by written consent in lieu of a meeting.

To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the board of directors must be delivered to our Secretary not more than 120 and not less than 90 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Such notice must contain information specified in the By-laws as to the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it. With respect to director nominees, we may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture dated January 13, 2006 among Oracle Corporation (formerly known as Ozark Holding Inc.), Oracle Systems Corporation (formerly known as Oracle Corporation) and Citibank, N.A., as amended by a supplemental indenture dated as of May 9, 2007 by and among Oracle Corporation, Citibank, N.A. and The Bank of New York Trust Company, N.A. Citibank, N.A. is the trustee for all securities issued under the indenture prior to May 9, 2007 and The Bank of New York Trust Company, N.A. is the trustee for any and all securities issued under the indenture thereafter. The Bank of New York Trust Company, N.A. is referred to herein as the “trustee”. Debt securities issued under the indenture will be issued in one or more series established in or pursuant to a board resolution and set forth in an officers’ certificate or supplemental indenture. In accordance with the terms of the indenture, Oracle Systems Corporation is no longer an obligor under the indenture and will not be an obligor on any securities issued under the indenture unless explicitly stated in the prospectus supplement relating to such securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indenture and the relevant officers’ certificate or supplemental indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

The indenture will not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt, if any, will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. The debt securities will be exclusively our obligations and not obligations of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed in whole or in part at our option;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•

if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part at the option of the holder;

•	if other than denominations of $1,000 and any multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•

the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•

whether the debt securities are issuable under any exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•

whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the notes;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•

whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

•	the currency in which payments shall be made, if other than U.S. dollars.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us or any material subsidiary has occurred; and

(5) any other Events of Default set forth in a prospectus supplement relating to such series of debt securities.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to us) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding debt securities of that series, will by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of that series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to us occurs and is continuing, then the entire principal amount of the outstanding debt securities will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the debt securities, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

We and the trustee may amend or modify the indenture or the debt securities without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	provide for or add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	conform any provision in the indenture to this “Description of Debt Securities”; or

•	make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the indenture or the debt securities may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification (voting as one class), and our compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantor;

•	reduce the interest rate or extend the time for payment of interest on the debt securities; or

•	adversely affect the ranking of the debt securities of any series.

Covenants

Principal and Interest

We covenant to pay the principal of and interest on the debt securities when due and in the manner provided in the indenture.

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any state or territory;

•

the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•	the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the DGCL.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor corporation had been named in our place in the indenture. We will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Negative Covenants

In addition to the covenants set forth above, the following additional covenants shall apply to the debt securities (unless otherwise provided pursuant to a board resolution and set forth in an officers’ certificate or a supplemental indenture). These covenants do not limit our ability to incur indebtedness and apply only to us.

Limitation on Liens

With respect to each series of debt securities, we will not create or incur any Lien on any of our Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that such series of debt securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the closing date of the offering of the series of debt securities;

(2) Liens granted after closing date of the offering of the series of debt securities, created in favor of the holders of such series of debt securities;

(3) Liens securing the our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture;

(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our Senior Officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

Notwithstanding the foregoing, we may, without securing any series of debt securities, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (ii) 25% of Consolidated Net Worth calculated as of the date of the issuance of such debt securities.

Limitation on Sale and Lease-Back Transactions

With respect to each series of debt securities, we will not enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the closing date of the offering of the series of debt securities;

(2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3) such transaction involves a lease for less than three years;

(4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing such series of debt securities pursuant to the first paragraph of “—Limitation on Liens” above; or

(5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed the greater of (i) 25% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (ii) 25% of Consolidated Net Worth calculated as of the date of the issuance of the series of debt securities.

Existence

Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that their preservation is no longer desirable in the conduct of business.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following as of the date of determination:

(1) the aggregate principal amount of our Indebtedness incurred after the closing date of the offering of the debt securities and secured by Liens not permitted by the first sentence under “—Limitation on Liens;” and

(2) our Attributable Liens in respect of sale and lease-back transactions entered into after the closing date of this offering pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1) the fair market value of the assets subject to such transaction; and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the series of debt securities currently outstanding under the indenture and those being offered by any prospectus supplement) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, our Stockholders’ Equity and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect such person against fluctuations in equity prices.

“Indebtedness” of any specified Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Permitted Liens” means:

(1) Liens on any of our assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(3) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(4) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(5) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities;

(6) pre-existing Liens on assets acquired by us after the closing date of this offering;

(7) Liens in our favor;

(8) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(9) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(10) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(11) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we are a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(12) Liens consisting of deposits of Property to secure our statutory obligations in the ordinary course of our business;

(13) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we are a party in the ordinary course of our business, but not in excess of $25,000,000; and

(14) purchase money Liens or purchase money security interests upon or in any Property acquired or held by us in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Senior Officer” of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as reflected on the most recent consolidated balance sheet available to us prepared in accordance with GAAP.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

•	all the debt securities of any series issued that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•

all the debt securities of any series issued that have not been accepted by the trustee for cancellation will become due and payable within one year (a “discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for debt securities payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, as a result of an IRS ruling or a change in applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with The Bank of New York, an affiliate of the trustee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock, purchase contracts or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Oracle, the trustee, any warrant agent, unit agent or any other agent of Oracle, agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the Securities of any series shall no longer be represented by a Global Security and will issue securities in definitive form in exchange for such Global Security pursuant to the procedure described above.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers, including our affiliates;

•	through agents;

•	through underwriters; and

•	through dealers.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

We or any selling security holder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended May 31, 2006 (including the schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.